Exhibit 99.1

International Tower Hill Mines Announces Completion of Livengood Land Acquisition, Approval of 2017 Work Program, and Appointment of Karl Hanneman as CEO

VANCOUVER, Feb. 1, 2017 /CNW/ - International Tower Hill Mines Ltd. (TSX: ITH, NYSE-MKT: THM) ("ITH" or the "Company") announces that it has completed payment of the $14.7 million derivative land payment, approved a $6.3 million 2017 work program to advance the Livengood Gold Project (all $US), and commenced a management transition plan with the appointment of Karl Hanneman as Chief Executive Officer.

Completion of Livengood Land Acquisition

On January 12, 2017, the Company paid $14.7 million for the timely and full satisfaction of the final derivative payment due with respect to the acquisition of certain mining claims and related rights in the vicinity of the Livengood Gold Project in Alaska (the "Project").  On January 17, 2017, the Full Deed of Reconveyance releasing the Deed of Trust on the acquired property was recorded and the Company is now in full ownership and has no further liability with respect to this acquisition.

After closing the $22.0 million private placement as previously announced on December 28, 2016 and payment of the final land payment, the Company had uncommitted cash of $7.5 million as of January 20, 2017.

Approval of 2017 Livengood Work Program

On January 23, 2017, at the first Board of Directors meeting after the election of Marcelo Kim as Board Chair, the Board approved a 2017 budget of $6.3 million.  The work program incorporated in this budget will seek to build upon the Project improvements announced with the October 24, 2016 Pre-Feasibility Study (2016 PFS), focusing on improving the mineralization and alteration models used to support the resource block model, evaluating alternative block models for production schedule opportunities, and completion of several phases of metallurgical work to better define and optimize the flowsheet and recovery parameters.  The 2017 work program has been specifically designed to target those aspects of the project that could deliver the highest NPV increase for the least expenditure.  Preliminary work on the block model and metallurgical recovery variability indicates a potential NPV benefit of up to $280 million and $100 million respectively (see section below 2017 Work Program Details).  The engineering firm of BBA Inc. (BBA), who provided support for the 2016 PFS, will be retained to continue work in the 2017 program.  Work is also planned to advance the environmental baseline efforts needed to support future permitting.

However, the Company cautions that, until this multi-phase metallurgical program and the updated block model are completed and the results thereof are incorporated into a revised financial model, there can be no assurance that the overall recovery increases, potential process optimizations, or block model improvements, will, in fact, be realized, or that any such increases, optimizations or improvements will have the overall effect suggested above.

Management Transition

On January 26, 2017, the Board approved a management transition plan, effective January 31, 2017, in which Karl Hanneman, currently the Chief Operating Officer (COO), will become the Chief Executive Officer (CEO), managing both the CEO and COO responsibilities.  Tom Irwin, the current CEO, will transition into a part-time position of Senior Advisor prior to his standing for election to the Board at the May 2017 Annual General Meeting (AGM).

Mr. Hanneman has more than 35 years of Alaska-based mining industry experience.  Prior to joining ITH as Livengood Project Manager in 2010, he played a key role on the team at Teck that worked to successfully resolve significant permitting issues at the Red Dog Mine and was Alaska Regional Manager for Teck during the exploration, development, and permitting of the Pogo Gold Mine by Teck/Sumitomo.  Mr. Hanneman has led or participated in a number of industry and State of Alaska sponsored organizations, including the Alaska Minerals Commission, Council of Alaska Producers, Resource Development Council, and the Alaska Miners Association.  Mr. Hanneman serves as a director of Usibelli Coal Mine, Inc., a private company with an operating coal mine in Alaska, and Northrim BanCorp, Inc., a public bank holding company engaged in commercial banking in Alaska.  Mr. Hanneman holds a B.S. (Honors) degree in Mining Engineering from the University of Alaska.

Tom Irwin, CEO, said "I am pleased we have completed this important phase of the optimization work and look forward to participating with the new CEO, the new Board Chair and the Board as they progress the Project.  ITH has an exceptionally talented team and Karl is the right person to lead the Company as we further advance the Livengood Gold Project."

Karl Hanneman, COO, said "The fundamentals of the Project are compelling: one of the largest gold resources in North America that is not owned by a major, an accessible location in a stable jurisdiction, and a project that is highly leveraged to the gold price.  Tom's leadership has helped build a strong foundation for progress and I am pleased to have been asked to lead the team on the continued development of this exciting investment opportunity."

Marcelo Kim, Chair of the Board said, "On behalf of the Board of Directors, I would like to thank Tom for all his great work and dedication in advancing the Livengood Project and look forward to having him join the Board at the 2017 AGM.  The Board has unanimously backed Karl to be the new leader of the Company and think that he is the best candidate to lead this team as ITH embarks on a work program to continue de-risking the Project down an eventual permitting path."

As part of its 2017 plans, the Company has been invited to the BMO Capital Markets 26th Global Metals & Mining Conference on February 26 - March 1, 2017 in Hollywood, Florida.  Marcelo Kim, Board Chair, and Karl Hanneman, CEO, will attend on behalf of the Company.

2017 Work Program Details

The 2017 work program will implement specific recommendations presented in the 2016 PFS.

Specifically, with respect to improving the mineralization and alteration model, metallurgical testwork to date has indicated that gold recovery for rock type 7 (RT7), and perhaps rock type 9 (RT9), is negatively impacted by the presence of antimony in the form of quartz-stibnite and jamesonite mineralization.  The Project is currently limited in its ability to model in three dimensions the spatial distribution of this antimony mineralization, because only 50% of the Project drill intercepts were assayed for antimony.  As part of the work program, the stored pulps of all drill intercepts in the 2016 PFS modeled pit will be assayed to allow modeling and variance analysis to be completed that could potentially improve the geologic model used to support the block model and thereby potentially improve overall Project gold recovery by the isolation of zones in the model with varying recoveries.

With respect to evaluating alternative block models, during 2016 BBA developed a grade-shell block model for ITH using LeapFrog software and inverse distance squared interpolation.  BBA interpreted the geological data to support projection of mineralization envelopes along the trend of the intrusive dike mineralization, which dips approximately 20 degrees to the south.  Metal Mining Consultants Inc. was then retained to use this preliminary grade-shell block model to produce a production schedule, which, when imported into the ITH financial model used for the 2013 feasibility study (2013 FS), resulted in an approximately $280 million dollar NPV improvement (NPV@5% and $1500) compared to the Multiple Indicator Kriging (MIK) block model that was actually used in the 2013 FS.  However, there was insufficient time available to validate the grade-shell model and integrate it into the mine planning, production schedule, and financial analysis for the 2016 PFS prior to releasing the results of the 2016 PFS.  Completion of a geostatistical analysis to potentially cap grades and quantitatively evaluate the model projections against the drill intercepts is work that still must be completed in the 2017 program before the grade-shell model could be relied upon and used to update the 2016 PFS.  While there can be no certainty that the final model would result in any improvement to the results of the 2016 PFS, the preliminary work to date demonstrates the sensitivity of the Project to the modelled head grade and strip ratio and justifies additional effort to attempt to improve and validate an updated resource model.

Work in connection with the 2016 PFS has indicated that the Project economics are sensitive to recovery, grind size, reagent consumption and test conditions (oxygen, pH, lead nitrate).  The metallurgical work included in the 2017 program will complete additional testwork on the 100 kg of each of 5 rock types remaining from the PFS Phase 9 composites in order to allow better optimization of these critical variables.  Metallurgical results reported in the 2016 PFS show a range of recovery for certain rock types that can vary up or down by more than 5% from the values used in the 2016 PFS, depending upon rock type, sample and test conditions.  To illustrate the potential sensitivity of improved (or decreased) recovery, ITH estimates that, if the metallurgical work, in combination with the improved resource model, was able to demonstrate an overall recovery improvement of 5% for RT7 and RT9, it would result in an improvement of approximately $100 million (NPV@5% and $1,250) as compared to the 2016 PFS.  A decrease in overall recovery of 5% would have an equivalent negative effect.

However, the Company cautions that, until this multi-phase metallurgical program and the updated block model are completed and the results thereof are incorporated into a revised financial model, there can be no assurance that the overall recovery increases, potential process optimizations, or block model improvements, will, in fact, be realized, or that any such increases, optimizations or improvements will have the overall effect suggested above.

About the Livengood Gold Project

For full details with respect to the assumptions underlying the current reserve and resource estimates and pre-feasibility study economic analysis for the Livengood Gold Project (2016 PFS), please see the technical report entitled "Canadian National Instrument 43-101 Technical Report on the Livengood Gold Project, Pre-Feasibility Study, Livengood, Alaska", dated October 24, 2016, and available under the Company's profile on SEDAR or on the Company's website.

Qualified Person

Chris Puchner (CPG 07048), a Qualified Person as defined by National Instrument 43-101, has reviewed and approved the technical information contained in this news release and has approved the disclosure herein.  Mr. Puchner is not independent of ITH, as he is the Chief Geologist of the Company and holds common shares and incentive options.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. controls a 100% interest in the Livengood Gold Project, located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of
International Tower Hill Mines Ltd.

(signed) Karl Hanneman
Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including statements with respect to the proposed use of the proceeds of the December 2016 private placement by the Company, the ability of the Company to carry out and complete optimization studies with respect to the Livengood Gold Project, the potential for the results of the 2017 work program to have a positive effect on the 2016 PFS economics, and the magnitude of the anticipated effects, the ability of the Company to advance the Livengood Gold Project, the potential development of any mine at Livengood, business and financing plans and business trends are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, proposed, planned, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, risks associated with the outcome of the expected remedial de-listing review by the TSX, the use of proceeds from the December 2016 private placement, the potential inability of the Company to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company's annual report on Form 10-K and other reports filed with the United States Securities and Exchange Commission (the "SEC"), and certain securities commissions in Canada and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical report filed with respect to the Company's Livengood Gold Project.

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States or Canada.

SOURCE International Tower Hill Mines Ltd.

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For further information: Contact Information: Richard Solie, Jr., Manager - Investor Relations, E-mail: rsolie@ithmines.com, Direct line: 907-328-2825, Toll-Free: 1-855-428-2825

CO: International Tower Hill Mines Ltd.

CNW 08:00e 01-FEB-17